Exhibit 99.1

Keralyn Groff Public Relations 651.236.5104
Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101

NEWS	For Immediate Release	Feb. 1, 2007

H.B. Fuller Elects Juliana Chugg to Board of Directors

ST. PAUL, Minnesota - H.B. Fuller Company (NYSE: FUL) announced today that Juliana L. Chugg has been elected to the company’s board of directors. Her term begins April 4, 2007. Her election expands the board of directors to nine members.

Chugg currently is senior vice president of General Mills, Inc., and president of its Pillsbury USA division, a position she has held since 2006. She joined the global food manufacturer in 1996 as marketing director based in Australia. She has also served as managing director of international operations in Australia, and vice president and president of General Mills’ Baking Products Division.

“Juliana’s demonstrated leadership in marketing, along with her strong international experience in the Asia Pacific region, will be great assets to H.B. Fuller. We are delighted to welcome her to our board,” said Lee Mitau, H.B. Fuller chairman.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide formulator and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2006 net revenue of $1.472 billion. Its common stock is traded on the New York Stock Exchange under the ticker symbol FUL. For more information, please visit the Web site at www.hbfuller.com.